Exhibit 99.1

Press Release	For Immediate Release
Date: March 6, 2015

GLEN BURNIE BANCORP ANNOUNCES 2014 4Q EARNINGS AND END YEAR EARNINGS

GLEN BURNIE, MD (March 6, 2015) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent com- pany of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2014.

For the quarter ended December 31, 2014, the company realized net income of $480,000 or $0.17 basic and diluted earnings per share as compared to net income of $650,000 or $0.23 basic and diluted earnings per share for the same period in 2013. Net interest income after provisions for credit losses for the fourth quarter of 2014 was $2,229,000 compared to $3,173,000 for the same three-month period in 2013.

Net income for the year ended December 31, 2014 was $1,914,000 or $0.69 basic and diluted earnings per share as compared to net income of $2,614,000 or $0.95 basic and diluted earnings per share in 2013. Net interest income after provisions for credit losses for the year ended December 31, 2014 was $10,965,000 as compared to $12,360,000 in 2013. Assets as of December 31, 2014 were $394,629,000 as compared to $377,194,000 as of December 31, 2013.

2014 Performance Highlights:

•	1.22 % increase in loans, net of allowance
•	33.43 % increase in other income
•	4.65 % increase in total deposits

Michael G. Livingston, President and Chief Executive Officer, stated “We continue to operate in an environment of a weak economic recovery and low interest rates, and despite these challenges the bank maintained profitability and was able to sustain dividend levels.”

On January 8, 2015, Glen Burnie Bancorp paid its 90th consecutive dividend to shareholders of record at the close of business on December 29, 2014.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $394 million. Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County. www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Contact: Michael G. Livingston, President & CEO

Phone: 410-768-8858

Email: MGLivingston@bogb.net

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(audited)	(audited)
	December	December
	31, 2014	31, 2013
Assets

Cash and due from banks	$7,101	$9,215
Interest bearing deposits	2,155	1,636
Federal funds sold	4,024	103
Investment securities	87,993	74,314
Loans, net of allowance	273,986	270,684
Premises and equipment at cost, net of accumulated depreciation	3,671	3,697
Other real estate owned	45	1,171
Other assets	15,654	16,374
Total assets	$394,629	$377,194

Liabilities and Stockholders’ Equity

Liabilities:
Deposits	$338,877	$323,803
Long-term borrowings	20,000	20,000
Other liabilities	1,922	1,807
Total liabilities	360,799	345,610

Stockholders’ equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding December 31, 2014 2,760,964; December 31, 2013 2,747,370 shares	2,761	2,747
Surplus	9,854	9,714
Retained earnings	21,112	20,301
Accumulated other comprehensive loss, net of tax benefits	103	(1,178)
Total stockholders’ equity	33,830	31,584

Total liabilities and stockholders’ equity	$394,629	$377,194

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(audited)
	2014	2013	2014	2013

Interest income on
Loans, including fees	$3,081	$3,371	$12,318	$12,673
U.S. Treasury securities	28	—	28	—
U.S. Government agency securities	161	228	723	871
State and municipal securities	331	384	1,357	1,657
Other	26	21	94	81
Total interest income	3,627	4,004	14,520	15,282

Interest expense on
Deposits	490	405	1,893	2,014
Short-term borrowings	—	4	—	7
Long-term borrowings	162	162	641	641
Total interest expense	652	571	2,534	2,662

Net interest income	2,975	3,433	11,986	12,620

Provision for credit losses	746	260	1,021	260
Net interest income after provision for credit losses	2,229	3,173	10,965	12,360

Other income
Service charges on deposit accounts	115	163	464	596
Other fees and commissions	205	214	807	826
Other non-interest income	10	1	19	—
Income on life insurance	57	59	224	234
Gains on investment securities	575	71	1,156	345
Total other income	962	508	2,670	2,001

Other expenses
Salaries and employee benefits	1,629	1,705	6,632	6,753
Occupancy	189	197	807	786
Impairment of securities and stocks	—	—	—	15
Other expenses	852	965	3,973	3,559
Total other expenses	2,670	2,867	11,412	11,113

Income before income taxes	521	814	2,223	3,248

Income tax expense	41	164	309	634

Net income	$480	$650	$1,914	$2,614

Net income per share of common stock	$0.17	$0.23	$0.69	$0.95

Weighted-average shares of common stock outstanding	2,760,662	2,747,098	2,755,671	2,742,003